UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2008

WORLDWIDE STRATEGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-52362 (Commission File Number)	41-0946897 (IRS Employer Identification No.)

3801 East Florida Avenue, Suite 400, Denver, Colorado 80210
(Address of principal executive offices) (Zip Code)

(303) 991-5887
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 8, 2008, Worldwide Strategies Incorporated (“WWSG”) filed a Certificate of Designation pursuant to NRS 78.1955 with the Nevada Secretary of State (the “Certificate”).  The Certificate establishes 2,500,000 shares of WWSG preferred stock as Series A Convertible Preferred Stock (“Series A”).  WWSG has not issued any shares of Series A.  The Certificate is attached herewith as Exhibit 3.1.  The following description is a summary of the rights, privileges and preferences attributed to Series A in the Certificate.

Terms of Series A:  Each share of Series A is convertible into 6.25 common shares at the option of the holder.  The Series A shares provide anti-dilution protection (adjustment of the conversion rate) for the following events: reclassification, consolidation, merger or sale; stock split, stock dividend, or reverse stock split.

As a group, holders of Series A shares are entitled to a 5% preference on any common stock dividends declared.  Holders of Series A shares will participate in the remaining 95% of the dividend declared with common stockholders on a one-for-one basis; meaning, each share of Series A will be equal to one share of common stock for the distribution of the remaining dividend.

WWSG has the option to redeem the Series A shares for $0.50 per share upon 15 days written notice of the election to redeem being sent to the holders.

Series A shares vote together with common stock holders as a single class.  Each share of Series A is entitled to a vote equivalent to 6.25 common share votes.

Item 9.01	Financial Statements and Exhibits

Regulation S-K Number	Document
3.1	Certificate of Designation pursuant to NRS 78.1955

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDWIDE STRATEGIES INCORPORATED
December 10, 2008	By: /s/ W. Earl Somerville W. Earl Somerville Chief Financial Officer

Exhibit Index

Regulation S-K Number	Document
3.1	Certificate of Designation pursuant to NRS 78.1955